                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-85654

         PROSPECTUS SUPPLEMENT NO. 3 TO PROSPECTUS DATED JUNE 21, 2002

                                       OF

                              CALPINE CORPORATION
                                  RELATING TO

                       RESALES BY SELLING SECURITYHOLDERS
                                       OF
                          4% CONVERTIBLE SENIOR NOTES
    AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE SENIOR NOTES

     This Prospectus Supplement supplements the Prospectus dated June 21, 2002, as supplemented to date (the "Prospectus"). This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this Prospectus Supplement. The information in the following table supersedes in part and supplements the information in the relevant section in the Prospectus.

                                                                                                 SHARES OF
                                           AGGREGATE                                               COMMON
                                        PRINCIPAL AMOUNT        SHARES OF        SHARES OF   STOCK BENEFICIALLY
                                            OF NOTES              COMMON          COMMON           OWNED
                                       BENEFICIALLY OWNED         STOCK            STOCK      AFTER COMPLETION
SELLING HOLDERS                           AND OFFERED       BENEFICIALLY OWNED    OFFERED     OF THE OFFERING
---------------                        ------------------   ------------------   ---------   ------------------
Allete, Inc. ........................         500,000              27,670           27,670              0
Elliott International LP.............      17,300,000             957,387          957,387              0
Goldman, Sachs and Company...........      25,584,000           1,415,826        1,415,826              0
JP Morgan Securities Inc. ...........       2,000,000             261,390          110,680        150,710
The Liverpool Limited Partnership....      13,700,000             758,162          758,162              0
Quattro Fund Ltd. ...................       7,620,000             421,693          421,693              0
Ramius LP............................         150,000               8,301            8,301              0
RCG Baldwin, LP......................         500,000              27,670           27,670              0
RCG Halifax Master Fund, LTD.........       1,500,000              83,010           83,010              0
RCG Latitude Master Fund, LTD........       4,000,000             221,361          221,361              0
RCG Multi Strategy, LP...............       5,350,000             296,070          296,070              0
S.A.C. Capital Associates, LLC(1)....      23,000,000           1,602,826        1,272,826        330,000
UBS O'Connor LLC f/b/o UBS Global
  Equity Arbitrage Master LTD(2).....      11,250,000             622,578          622,578              0
UBS Warburg LLC......................          90,000               4,980            4,980              0
Zurich Institutional Benchmarks
  Management c/o Quattro Fund........       2,540,000             140,564          140,564              0

---------------

(1) S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC share investment and voting power with respect to these securities.

(2) UBS O'Connor LLC f/b/o Global Equity Arbitrage Master LTD (mistakenly identified as "UBS O'Connor LLC p/b/o UBS Global Equity Arbitrage Master LTD" on Prospectus Supplement No. 2, dated July 12, 2002 to the Prospectus dated June 21, 2002 referred to above ("Prospectus Supplement No. 2")) has advised that it has acquired $5,500,000 aggregate principal amount of unregistered Senior Notes and has sold $5,500,000 aggregate principal amount of registered Senior Notes since it was listed on Prospectus Supplement No. 2.
                             ---------------------

                   Prospectus Supplement dated July 24, 2002